Exhibit 10.1

SIXTH AMENDMENT TO CREDIT AGREEMENT

Dated as of May 6, 2020

This SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”; capitalized terms used herein without definition having the meanings provided in Section 1 hereof) is between BRINKER INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), BRINKER RESTAURANT CORPORATION, a Virginia corporation (“Brinker Restaurant”), BRINKER FLORIDA, INC., a Virginia corporation (“Brinker Florida”), BRINKER TEXAS, INC., a Virginia corporation (“Brinker Texas”), BRINKER INTERNATIONAL PAYROLL COMPANY, L.P., a Delaware limited partnership (“Brinker Payroll”), as Guarantors, the Existing Banks party hereto and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Banks (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, the Borrower, the Guarantors, the Banks party thereto (the “Existing Banks”) and Bank of America, N.A., as administrative agent, entered into that certain Credit Agreement dated as of March 12, 2015 (including schedules and exhibits thereto, as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Borrower has requested that the Administrative Agent and the Banks agree to amend and waive certain provisions of the Existing Credit Agreement as specifically set forth herein, and the Administrative Agent and the Banks party to this Amendment (the “Consenting Banks”) are, on the terms and conditions contained in this Amendment, willing to grant such request and to amend and waive certain provisions of the Existing Credit Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.    Definitions and other Interpretive Provisions.

(a)    Definitions. The following terms (whether or not underscored) when used in this Amendment, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Amendment” is defined in the preamble.

“Borrower” is defined in the preamble.

“Consenting Banks” is defined in the recitals.

“Credit Agreement” means the Existing Credit Agreement, including schedules and exhibits thereto, as amended by this Amendment as the same may hereafter be further amended, amended and restated, supplemented or otherwise modified.

“Existing Banks” is defined in the recitals.

“Existing Credit Agreement” is defined in the recitals.

“Sixth Amendment Effective Date” means the date on which the conditions precedent to the effectiveness of this Amendment as specified in Section 4 herein have been satisfied.

(b)    Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Credit Agreement.

(c)    Other Interpretive Provisions. The rules of construction in Sections 1.02 through 1.05 of the Credit Agreement shall be equally applicable to this Amendment.

Section 2.    Amendments.

(i)    Credit Agreement. Effective as of the Sixth Amendment Effective Date, and subject to the terms and conditions set forth herein and in reliance upon representations and warranties set forth herein, the Existing Credit Agreement is hereby amended as set forth herein.

(a)    Section 1.01 of the Existing Credit Agreement. Section 1.01 of the Existing Credit Agreement is hereby amended by adding the following new definitions in proper alphabetical order:

“Aggregate Commitments” means the Commitments of all the Banks.

“Excess Availability” means the amount, calculated at any date, equal to: (a) the Aggregate Commitments, minus (b) the amount of all then outstanding and unpaid Obligations.

“Qualified Cash” means as of any date of determination, the aggregate amount of unrestricted cash and Liquid Investments of the Borrower and its Subsidiaries.

“Sixth Amendment Effective Date” means May 6, 2020.

(b)    Section 1.01 of the Existing Credit Agreement. The Definition of “Applicable Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Rate” means, for any day, the applicable rate per annum set forth below under the caption “Eurodollar Rate Spread”, “Base Rate Spread” or “Facility Fee Rate”, as the case may be, based upon the Moody’s Rating and the S&P Rating:

Rating Level	Ratings (Moody’s/ S&P)	Facility Fee Rate (bps per annum)	Eurodollar Rate Spread (bps per annum)	Base Rate Spread (bps per annum)
Rating Level 1	≥ Baa1 or BBB+	12.5	100.0	0.0
Rating Level 2	Baa2 or BBB	15.0	110.0	10.0
Rating Level 3	Baa3 or BBB-	20.0	117.5	17.5
Rating Level 4	Ba1 or BB+	25.0	137.5	37.5
Rating Level 5	< Ba1 and BB+ or unrated	30.0	170.0	70.0
Level 6	Limitation Period	40.0	235.0	135.0

For the purposes of this definition, (a) if a Moody’s Rating or, an S&P Rating shall not be in effect (other than by reason of the circumstances referred to in the last sentence of this definition), then the applicable rating agency shall be deemed to have established a rating in Rating Level 5 (as set forth in the table above); (b) if the Moody’s Rating and the S&P Rating shall fall within different Rating Levels, the Applicable Rate shall be based on the higher of the two ratings unless the ratings differ by more than one Rating Level, in which case the Applicable Rate shall be based on the Rating Level one level above that corresponding to the lower rating (in each case, for which purposes, Rating Level 1 is the highest and Rating Level 5 is the lowest); and (c) if the Moody’s Rating or the S&P Rating shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first publicly announced by Moody’s or S&P. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such rating change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Notwithstanding anything to the contrary herein, (a) as of the Third Amendment Effective Date, the Applicable Rate shall be based upon Rating Level 5 and shall continue to be based upon Rating Level 5 for one hundred eighty (180) days following the Third Amendment Effective Date, (b) as of the Sixth Amendment Effective Date, the Applicable Rate shall be based upon Level 6 and shall continue to be based upon Level 6 until termination of the Limitation Period and (c) thereafter the Applicable Rate shall be based upon the Moody’s Rating and the S&P Rating as set forth in the table above.

(c)    Section 1.01 of the Existing Credit Agreement. The Definition of “Limitation Period” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Limitation Period” means the period commencing on the Fifth Amendment Effective Date and ending on the date the Borrower demonstrates compliance with each of the financial covenants set forth in Section 7.01 for the fiscal quarter ending on or after March 24, 2021 by delivery of the financial statements pursuant to Section 6.02(b) and the certificate pursuant to Section 6.02(e) to the Administrative Agent no later than the due date specified therein for such fiscal quarter. For the avoidance of doubt, if the Borrower fails to demonstrate compliance with each financial covenant set forth in Section 7.01 for the fiscal quarter ending March 24, 2021, then the Limitation Period shall continue until the fiscal quarter ending after March 24, 2021 for which the Borrower demonstrates compliance with the financial covenants set forth in Section 7.01.

(d)    Section 2.01 of the Existing Credit Agreement. Section 2.01 of the Existing Credit Agreement is hereby amended by deleting the second sentence appearing therein in its entirety.

(e)    Section 3.02 of the Existing Credit Agreement. Section 3.02 of the Existing Credit Agreement is hereby amended by deleting the proviso appearing in clause (iii) therein in its entirety.

(f)    Section 6.02(f) of the Existing Credit Agreement. Section 6.02(f) of the Existing Credit Agreement is hereby amended by inserting “During the Limitation Period,” immediately prior to the reference to “The Borrower” appearing in the first sentence of such Section.

(g)    Section 7.01 of the Credit Agreement. Section 7.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.01    Financial Covenants. The Borrower shall not:

(a)    as of the last day of any fiscal quarter, for the immediately preceding twelve (12) month period, beginning with the fiscal quarter ending March 24, 2021, permit the ratio of (i) the sum of (A) EBIT of the Borrower, on a Consolidated basis, plus (B) Rent Expense of the Borrower, on a Consolidated basis, to (ii) the sum of (A) Interest Expense of the Borrower, on a Consolidated basis, plus (B) Rent Expense of the Borrower, on a Consolidated basis, to be less than the ratio set forth opposite the fiscal quarter end in the table below:

Fiscal Quarter Ended	Minimum Ratio
March 24, 2021	1.25 to 1.00
June 30, 2021 and thereafter	1.50 to 1.00

; provided, that notwithstanding the foregoing, (i) the sum of EBIT plus Rent Expense shall be deemed to be (A) for the twelve (12) month period ending March 24, 2021, the actual EBIT and Rent Expense for the fiscal quarter ended March 24, 2021 multiplied by four (4) and (B) for the twelve (12) month period ending June 30, 2021, the actual EBIT plus Rent Expense for the two fiscal quarters ended June 30, 2021 multiplied by two (2), and (ii) the sum of Interest Expenses plus Rent Expense shall be deemed to be (A) for the twelve (12) month period ending March 24, 2021, the actual Interest Expense and Rent Expense for the fiscal quarter ended March 24, 2021 multiplied by four (4) and (B) for the twelve (12) month period ending June 30, 2021, the actual Interest Expense plus Rent Expense for the two fiscal quarters ended June 30, 2021 multiplied by two (2).

(b)    as of the last day of any fiscal quarter, beginning with the fiscal quarter ending March 24, 2021, permit the ratio (the “Debt to Cash Flow Ratio”) of (i) the sum of (x) Debt of the Borrower, on a Consolidated basis, plus (y) the product of six multiplied by Rent Expense of the Borrower, on a Consolidated basis, for the immediately preceding twelve-month period, to (ii) the sum of (a) EBITDA of the Borrower, on a Consolidated basis, for the immediately preceding twelve-month period, plus (b) Rent Expense of the Borrower, on a Consolidated basis, to be greater than the ratio set forth opposite the fiscal quarter end in the table below:

Fiscal Quarter Ended	Maximum Ratio
March 24, 2021	5.25 to 1.00
June 30, 2021 and thereafter	4.75 to 1.00

; provided, that notwithstanding the foregoing, (i) the sum of Debt plus the product of six multiplied by Rent Expense shall be deemed to be (A) for the twelve (12) month period ending March 24, 2021, the actual Debt as of such date plus the product of six multiplied by the actual Rent Expense for the fiscal quarter ended March 24, 2021 multiplied by four (4) and (B) for the twelve (12) month period ending June 30, 2021, the actual Debt as of such date plus the product of six multiplied by the actual Rent Expense for the two fiscal quarters ended June 30, 2021 multiplied by two (2), and (ii) the sum of EBITDA plus Rent Expense shall be deemed to be (A) for the twelve (12) month period ending March 24, 2021, the actual EBITDA and Rent Expense for the fiscal quarter ended March 24, 2021 multiplied by four (4) and (B) for the twelve (12) month period ending June 30, 2021, the actual EBITDA plus Rent Expense for the two fiscal quarters ended June 30, 2021 multiplied by two (2).

(c)    permit, at any time from the Sixth Amendment Effective Date through the end of the Limitation Period, the sum of (i) the Excess Availability plus (ii) Qualified Cash to be less than $175,000,000.

(ii)    Other Credit Documents. From and after the Sixth Amendment Effective Date, each reference to the Existing Credit Agreement in any Credit Document shall be a reference to the Existing Credit Agreement, as amended by this Amendment, as the same may hereafter be further amended, amended and restated, supplemented or otherwise modified.

Section 3.    Limited Waiver. Effective as of the Sixth Amendment Effective Date, and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, each Consenting Bank hereby waives compliance by the Borrower with Sections 7.01(a) and (b) of the Credit Agreement, solely for the fiscal quarters ended September 23, 2020 and December 23, 2020 (and for this purpose such waiver shall be interpreted as if the Borrower was not required to comply with Sections 7.01(a) and (b) of the Credit Agreement for the fiscal quarters ended September 23, 2020 and December 23, 2020). The foregoing waiver is a one-time waiver and applies only to the specified circumstance and does not modify or otherwise affect the Borrower’s obligations to comply with such provision of the Credit Agreement or any other provision of the Credit Documents in any other instance. The foregoing limited waiver shall not be deemed or otherwise construed to constitute a waiver of any other provision or to prejudice any right, power or remedy which any Bank may now have or may have in the future under or in connection with the Credit Agreement or any other Credit Document, all of which rights, powers and remedies are hereby expressly reserved by the Banks. The agreements and consents set forth in this Section 3 are limited to the extent specifically set forth above and no other terms, covenants or provisions of the Credit Documents are intended to be affected hereby.

Section 4.    Conditions of Effectiveness. This Amendment shall become effective on the date each of the following conditions shall have been satisfied (such date, the “Sixth Amendment Effective Date”):

(a)    Documentation. The Administrative Agent shall have received this Amendment duly executed by the Borrower, the Guarantors, the Administrative Agent and the Majority Banks, in form and substance satisfactory to the Administrative Agent and the Consenting Banks, and in sufficient copies for each Bank.

(b)    Certification. The Administrative Agent shall have received a certificate, dated as of the Sixth Amendment Effective Date and signed by a Financial Officer of the Borrower, certifying that:

(i)    no event or events which have or would reasonably be expected to have a Material Adverse Effect shall have occurred since June 26, 2019; provided that solely with respect to clause (a) of the definition of “Material Adverse Effect”, the impact of the Coronavirus (also known as COVID-19) pandemic on the financial condition or business operations of the Borrower and its Subsidiaries, on a Consolidated basis, that occurred and was disclosed to the Banks prior to the Sixth Amendment Effective Date will be disregarded for purposes of this certification;

(ii)    no Default or event which, with the giving of notice, the lapse of time or both, would constitute a Default shall have occurred and be continuing on and as of the Sixth Amendment Effective Date;

(iii)    the representations and warranties contained in Section 6 hereof shall be true and correct on and as of the Sixth Amendment Effective Date; and

(iv)    no legal or regulatory action or proceeding shall have commenced and be continuing against the Borrower or any of its Subsidiaries since June 26, 2019, which has, or would reasonably be expected to have, a Material Adverse Effect.

(c)    Proceeds from Equity Issuance. The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower shall have received net cash proceeds from the issuance of its Equity Interests in the form of common stock of the Borrower in an aggregate amount not less than $100,000,000.

(d)    Patriot Act and Beneficial Owner Certification. (x) Upon the reasonable request of any Bank made at least three (3) Business Days prior to the Sixth Amendment Effective Date, the Borrower shall have provided to such Bank, and such Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least three (3) Business Days prior to the Sixth Amendment Effective Date and (y) at least three (3) Business Days prior to the Sixth Amendment Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Bank that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(e)    Consent Fee. The Administrative Agent shall have received, for the ratable account of each Consenting Bank that has executed and delivered a counterpart hereof to the Administrative Agent on or prior to 12:00 p.m. Eastern Time on May 6, 2020 (the “Deadline”), a fee equal to 0.050% of such Bank’s undrawn Commitment and amount of outstanding Advances on the Sixth Amendment Effective Date (such fee, the “Consent Fee”). The Consent Fee shall be payable in U.S. dollars in immediately available funds as directed by the Administrative Agent. Once paid, the Consent Fee shall not be refundable under any circumstances. For the avoidance of doubt, the Consent Fee shall not be payable to any Bank that does not consent to this Amendment prior to the Deadline.

(f)    Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Sixth Amendment Effective Date, including all fees, charges and disbursements required to be paid or reimbursed by the Borrower pursuant to Section 9 hereof (which fees, charges and disbursements of counsel and such other out of pocket fees and expenses shall be limited to those for which invoices have been submitted on or prior to the Sixth Amendment Effective Date (provided, however, nothing herein shall preclude any post-closing settlement of such fees, charges, disbursements, costs and expenses to the extent not so invoiced)).

Section 5.    Consent of the Guarantors. Each Guarantor hereby consents, acknowledges and agrees to the amendments set forth herein and hereby confirms and ratifies in all respects its guaranty in Article IV of the Credit Agreement (including without limitation the continuation of such Guarantor’s payment and performance obligations thereunder upon and after the effectiveness of this Amendment and the amendments contemplated hereby) and the enforceability of such guaranty against such Guarantor in accordance with its terms.

Section 6.    Representations and Warranties of the Borrower and the Guarantors. In order to induce the Administrative Agent and the Banks to enter into this Amendment, the Borrower and each Guarantor represents and warrants as follows:

(a)    The execution, delivery and performance by the Borrower and each Guarantor of its obligations in connection with this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not and will not (i) violate any provision of its articles or certificate of incorporation or bylaws or similar organizing or governing documents of the Borrower or the Guarantor, (ii) contravene any applicable law which is applicable to the Borrower or such Guarantor, or (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any material indenture or instrument or other material agreement to which the Borrower or such Guarantor is a party, by which it or any of its properties is bound or to which it is subject, except, in the case of clauses (ii) and (iii) above, to the extent such contraventions, conflicts, breaches or defaults could not reasonably be expected to have a Material Adverse Effect.

(b)    The Borrower and each Guarantor has taken all necessary corporate action to execute, deliver and perform this Amendment and has validly executed and delivered this Amendment. This Amendment constitutes a legal, valid and binding obligation of the Borrower and each Guarantor, enforceable against the Borrower and each Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)    No material consent, approval, authorization or other action by, notice to, or registration or filing with, any governmental authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by the Borrower or each Guarantor of this Amendment, except (i) such as have been obtained or made and are in full force and effect, and (ii) such filings as may be required in connection with the Borrower’s obligations under the Exchange Act.

(d)    As of the Sixth Amendment Effective Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects (except for those representations and warranties that have a material qualifier, in which case those representations and warranties shall be true and correct in all respects) as of the date hereof as though made on and as of such date (other than any such representations or warranties that, by their terms, refer to a specific date, in which case as of such specific date).

(e)    No Default or event which, with the giving of notice, the lapse of time or both, would constitute a Default shall exist after giving effect to this Amendment.

Section 7.    Reference to and Effect on the Credit Documents. On the Sixth Amendment Effective Date and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Credit Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Existing Credit Agreement, as amended by this Amendment, and this Amendment shall constitute a Credit Document.

(a)    The Existing Credit Agreement and each of the other Credit Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect according to their respective terms and are hereby in all respects ratified and confirmed. The parties hereto acknowledge and agree that the amendments contained herein do not constitute a novation of the Existing Credit Agreement, the other Credit Documents or the indebtedness or any other obligation of the Borrower and the Guarantors described therein and shall not, in any case, affect, diminish or abrogate the Borrower’s or any Guarantor’s liability under the Credit Agreement or any other Credit Document.

(b)    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Bank or the Administrative Agent under any of the Credit Documents, nor constitute a waiver of, consent to a departure from, or modification of any other term, covenant, provision or condition set forth in any of the Credit Documents.

Section 8.    Bank Consent. For purposes of determining compliance with the conditions specified in Section 4, each Bank that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Sixth Amendment Effective Date specifying its objection thereto.

Section 9.    Costs and Expenses. On or prior to the Sixth Amendment Effective Date, the Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 10.04 of the Credit Agreement.

Section 10.    Reaffirmation. Each Loan Party hereby confirms and reaffirms its respective pledges, grants of security interests and other obligations (including, with respect to the Guarantors, their guaranty obligations) under the Credit Agreement and each other Credit Document to which such Loan Party is a party, as applicable, under and subject to the terms of the Credit Agreement and the other Credit Documents, and agrees that, notwithstanding the effectiveness of this Amendment, such pledges, grants of security interests and other obligations, and the terms of the Credit Agreement and the other Credit Documents, are not impaired or affected in any manner whatsoever, except as expressly set forth herein, and shall continue to be in full force and effect and shall also secure all obligations as amended, reaffirmed, increased or otherwise modified pursuant to this Amendment.

Section 11.    Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 12.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of Texas (except that Chapter 346 of the Texas Finance Code, which regulates certain revolving credit loan accounts, shall not apply to this Amendment or any other Credit Document).

Section 13.    Section Captions. Section captions used in this Amendment are for convenience of reference only, and shall not affect the construction of this Amendment.

Section 14.    Entire Agreement. This Amendment and the other Credit Documents (the “Relevant Documents”) constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other with respect to the subject matter hereof. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 10.01 of the Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

BRINKER INTERNATIONAL, INC.

By:	/s/ Joe Taylor

Name:	Joe Taylor
Title:	Senior Vice President and Chief Financial Officer

GUARANTORS:

BRINKER RESTAURANT CORPORATION

By:	/s/ Daniel Fuller

Name:	Daniel Fuller
Title:	Vice President, Treasurer and Assistant Secretary

BRINKER FLORIDA, INC.

By:	/s/ Daniel Fuller

Name:	Daniel Fuller
Title:	Vice President, Treasurer and Assistant Secretary

BRINKER TEXAS, INC.

By:	/s/ Daniel Fuller

Name:	Daniel Fuller
Title:	Vice President, Treasurer and Assistant Secretary

Brinker International, Inc.

Sixth Amendment to Credit Agreement

Signature Page

BRINKER INTERNATIONAL PAYROLL COMPANY, L.P.

By:	/s/ Daniel Fuller

Name:	Daniel Fuller
Title:	Vice President, Treasurer and Assistant Secretary

Brinker International, Inc.

Sixth Amendment to Credit Agreement

Signature Page

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:	/s/ Kelly Weaver

Name:	Kelly Weaver
Title:	Vice President

Brinker International, Inc.

Sixth Amendment to Credit Agreement

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BANKS:

BANK OF AMERICA, N.A.

By:	/s/ Aron Frey

Name:	Aron Frey
Title:	Director

Brinker International, Inc.

Sixth Amendment to Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A.

By:	/s/ Alexander Vardaman

Name:	Alexander Vardaman
Title:	Authorized Officer

Brinker International, Inc.

Sixth Amendment to Credit Agreement

Signature Page

WELLS FARGO BANK, N.A.

By:	/s/ Darcy McLaren

Name:	Darcy McLaren
Title:	Director

Brinker International, Inc.

Sixth Amendment to Credit Agreement

Signature Page

MUFG BANK, LTD.

By:	/s/ Christine Howatt

Name:	Christine Howatt
Title:	Authorized Signatory

Brinker International, Inc.

Sixth Amendment to Credit Agreement

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TRUIST BANK (as successor by merger to SunTrust Bank)

By:	/s/ Justin Lien

Name:	Justin Lien
Title:	Director

Brinker International, Inc.

Sixth Amendment to Credit Agreement

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U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Sean P. Walter

Name:	Sean P. Walter
Title:	Vice President

Brinker International, Inc.

Sixth Amendment to Credit Agreement

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BARCLAYS BANK PLC

By:	/s/ Christopher M. Aitkin

Name:	Christopher M. Aitkin
Title:	Vice President

Brinker International, Inc.

Sixth Amendment to Credit Agreement

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REGIONS BANK

By:	/s/ Ryan Fischer

Name:	Ryan Fischer
Title:	Managing Director

Brinker International, Inc.

Sixth Amendment to Credit Agreement

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ASSOCIATED BANK NATIONAL ASSOCIATION

By:	/s/ Dean H. Rosencrans

Name:	Dean H. Rosencrans
Title:	SVP

Brinker International, Inc.

Sixth Amendment to Credit Agreement

Signature Page

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ R. Ruining Nguyen

Name:	R. Ruining Nguyen
Title:	SVP

Brinker International, Inc.

Sixth Amendment to Credit Agreement

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